EXHIBIT 10.01

DESCRIPTION OF ANNUAL INCENTIVE BONUS PLAN FOR FISCAL YEAR 2022

On June 9, 2021, the Board of Directors of Flex Ltd. (the "Company") approved the Company’s Annual Incentive Bonus Plan for fiscal year 2022. The plan provides the Company’s executive officers with the opportunity to earn annual cash bonuses based upon the achievement of pre-established performance goals. Performance measures under the plan will be: operating profit, free cash flow and revenue targets at the Company level; and, additionally for certain executives, operating profit and revenue targets at the segment level. The plan allows awards to provide for different metrics, target levels and weightings for different executives. The Board, or the Compensation and People Committee, if so delegated by the Board, maintains the authority to adjust award payouts upon evaluation of each bonus award in the context of the Company’s overall performance.

Under the Annual Incentive Bonus Plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary in the case of the Chief Executive Officer; 110% of base salary in the case of the Chief Financial Officer; and between 100% and 110% of base salary in the cases of other named executive officers. Actual payout opportunities for each bonus component will range from a threshold of 30% of target for operating profit, 30% of target for revenue, and 50% of target for free cash flow, to a maximum of 200% of target (for all metrics), in each case based on achievement of the performance measures. If the Company or segment fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. In addition, Company operating profit will be a funding metric for all Company bonus plans, including the executive plan, such that actual bonus payouts for executives may increase or decrease based on the level of Company operating profit versus target. For purposes of determining achievement of award opportunities, the incentive bonus plan uses adjusted, non-GAAP measures.